FORM OF
                            ADMINISTRATION AGREEMENT

         ADMINISTRATION AGREEMENT, made as of the _______ day of , 1996 between The FBR Family of Funds, a Delaware business trust (the "Fund"), and Bear Stearns Funds Management Inc., a New York corporation (the "Administrator").

                              W I T N E S S E T H:

         WHEREAS, the Fund, consisting of the series named on Schedule I, hereto, as such Schedule may be revised from time to time (each a "Series"), is a open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

         WHEREAS, the Fund has retained an investment adviser for the purpose of investing its assets in securities and desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Appointment. The Fund hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Trustees of the Fund (the "Board") for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth; for the compensation herein provided.

         2. Description of Services. Subject to the supervision of the Board and the officers of the Fund, the Administrator shall provide office facilities and personnel to assist the officers of the Fund in the performance of the following services:

         (a) Review of all materials filed with the Securities and Exchange Commission ("SEC") on behalf of the Fund (e.g., N-SAR, amendments to registration statements on Form N- 1A, periodic reports to shareholders, proxy statements, etc.) and monitor EDGAR filing of the same;

         (b) Assist in the negotiation of fees for services rendered to the Series;

         (c) Assist both the Adviser and the Series in the preparation of materials for periodic Board meetings and committees thereof;


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

         (d) Oversee the determination and publication of each Series' net asset value in accordance with each Series' policy as adopted from time to time by the Board;

         (e) Oversee the maintenance by PFPC Inc. of certain books and records of each Series as required under the Investment Company Act, and maintain (or oversee the maintenance by such other persons as approved by the Board) such other books and records (other than those maintained by the Adviser) required by law or for the proper operation of each Series;

         (f) Assist in the preparation and review of each Series' federal, state and local income tax returns and any other required tax return (other than those filings relating to a shareholder's holdings in each Series, which will be performed by PFPC Inc., in its capacity of transfer agent);

         (g) Assist in the preparation and review of year-end shareholder tax notifications for dividends and distributions paid by each Series during the calendar and/or fiscal year;

         (h) Assist with the preparation, review and approval by officers of the Fund and the Adviser, the financial information for each Series' semi-annual, annual and other periodic reports, proxy statements and other communications with shareholders or otherwise to be sent to each Series' shareholders, and coordinate for the printing and dissemination of such reports and communications to shareholders;

         (i) Assist with the preparation and dissemination of statistical information and research data to outside reporting agencies;

         (j) Prepare and/or assist with the preparation of reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Adviser, custodian, sub-administrator and accounting agent, transfer and dividend disbursing agent, legal counsel or independent accountants;

         (k) Consult with the Fund's officers, independent accountants, legal counsel, custodian, sub-administrator and accounting agent, and transfer and dividend disbursing agent in establishing the accounting policies of each Series;

         (l) Review and assist with the computation of the amount of dividends and distributions to be paid by each Series;

         (m) Provide communication and coordination services with regard to the Adviser, transfer and dividend disbursing agent, custodian and other service providers that render recordkeeping or shareholder communication services to the Fund; and


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

         (n)  Develop  and  implement   procedures  to  assist  the  Adviser  in
monitoring, on a monthly basis, the Series' compliance with regulatory requirements, specifically compliance with the Fund's prospectus, diversification and other requirements under the Investment Company Act, and each Series' income diversification requirements under Subchapter M of the Internal Revenue Code of 1986, as amended.

         All services are to be furnished  through the medium of any  directors,
officers  or  employees  of  the  Administrator  as  the   Administrator   deems
appropriate in order to fulfill its obligations hereunder.

         Each party shall bear all its own expenses incurred in connection with this Agreement, except as noted below.

         3. Compensation. The Fund will pay the Administrator a monthly fee at the annual rate of 0.075 of 1% on the first $250 million of each Series' average net assets and 0.050% of 1% of net assets in excess of $250 million; based on the net asset value on each day the New York Stock Exchange is open for business. Such fee will be subject to a minimum annual fee of $75,000, payable monthly by each Series. In addition to the fee, the Fund, on behalf of each Series, may be required to reimburse to the Administrator all out-of-pocket expenses incurred by the Administrator for attendance at any meeting (outside of the New York metropolitan area) of the Board, or any committees of such Board, or at any other meetings or presentations for which the Administrator is required to attend.

         4. Responsibility of the Administrator.

         (a) The Administrator shall be under no duty to take any action on behalf of the Fund or any Series except as specifically set forth herein or as may be specifically agreed to by the Administrator in writing. The Administrator shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. The Administrator shall be liable for any damages arising out of the Administrator's failure to perform its duties under this Agreement to the extent such damages arise out of the Administrator's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

         (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) the Agreement shall not be liable for losses beyond its control, provided that the Administrator has acted in accordance with the standard of care set forth above; and (ii) the Administrator shall not be liable for (A) the validity of invalidity or authority or lack thereof of any oral instruction or written instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which the Administrator reasonably believes to be genuine; or (B) delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the


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

mails, transportation, communication or power supply.

         (c) Notwithstanding anything in this Agreement to the contrary, neither the Administrator not its affiliates shall be liable to the Fund or to any Series for any consequential, special or indirect losses or damages which the Fund or any Series may incur or suffer by or as a consequence of the Administrator's or any affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by the Administrator or its affiliates.

         5. Indemnification. The Administrator shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Fund shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Administrator in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security shareholders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification in respect of any liability to the Fund or its security holders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement.

         6. Duration and Termination. This Agreement shall become effective as of the date hereof and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time by giving not less than 60 days' prior written notice to the other party hereto.

         7. Services to Others. The services of the Administrator to the Fund hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

         8. References to the Administrator. During the term of this Agreement, the Fund agrees to furnish the Administrator at the principal office of the Administrator prior to use thereof all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public that refer in any way to the Administrator. If the Administrator reasonably objects in writing to such references within five business days (or such other time as may be mutually agreed) after receipt thereof, the Fund will modify such references in a manner reasonably satisfactory to the Administrator.


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

In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator and, as soon as practicable after such termination, shall eliminate all references to the Administrator in all written materials used thereafter. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

         9. Amendments. This Agreement may be amended only by mutual written consent.

         10. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 245 Park Avenue, 15th floor, New York, New York 10167, Attention: Frank J. Maresca, Executive Vice President or (2) to the Fund at Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Carl C. Shade, [ ].

         11. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and Bear Stearns Funds Management Inc. as Administrator. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

         12.  Captions.   The  captions  in  this  Agreement  are  included  for
convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         13. Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict the Investment Company Act shall control.


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

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ATTEST:                                      THE FBR FAMILY OF FUNDS

______________________________         By: ___________________________________
     Name:   Carl C. Shade
     Title:[            ]

ATTEST:                                BEAR STEARNS FUNDS MANAGEMENT INC.

______________________________         By: ___________________________________
     Name:  Frank J. Maresca
     Title: Executive Vice President


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                                   SCHEDULE 1

Name of Series                              Annual Fees*     Reapproval Date    Reapproval Day

FBR Small Cap Fund
FBR Financial Services Fund
FBR Growth/Value Fund
FBR Information Technologies Fund

*As a Percentage of Average Daily Net Assets


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